Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2020
Favorable Product Mix and Improved Efficiencies; Expecting Revenue Growth in the Second Quarter
Spokane Valley, WA— October 29, 2019 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 28, 2019.
For the first quarter of fiscal year 2020, Key Tronic reported total revenue of $105.3 million, compared to $127.5 million in the same period of fiscal year 2019. An unanticipatedly strong increase in the demand for sheet metals from both new and existing customers caused workload balancing challenges. The resulting capacity constraints caused production delays and were the primary reason for the unexpected shortfall in revenue.
Despite the revenue shortfall, margin percentages improved when compared with the prior year on far less revenue as a result of favorable product mix and productivity efficiencies. For the first quarter of fiscal year 2020, gross margin was 8.8% and operating margin was 2.4%, compared to 7.5% and 2.0%, respectively, in the same period of fiscal 2019. For the first quarter of fiscal year 2020, net income was $1.6 million or $0.14 per share, compared to net income of $1.6 million or $0.15 per share for the same period of fiscal year 2019.
“As the result of concerns over tariffs and trade tension between the US and China, a number of existing and new customers have accelerated their plans to transition from China facilities to our expanding facilities in Mexico and Vietnam,” said Craig Gates, President and Chief Executive Officer. “While this transition and increasing demands in sheet metals caused delays in production during the first quarter, we see this trend as an important and very positive sign over the longer term, as customers see the increasing advantages of our North American and Vietnam based production. We continue to invest in enabling and accelerating this transition as we capitalize on the successful ramp up of our Vietnam facility.”
“During the first quarter of fiscal 2020, we continued to win significant new business from EMS competitors and from existing customers, including new programs involving electric vehicle charging infrastructure, LED lighting, oil and gas sensors, and flight controls for experimental aircrafts. To prepare for growth in coming quarters, we continue to invest in new capacity in our Mexico, US and new Vietnam facilities, including a significant increase in our sheet metal capacity to address demand. We remain optimistic about our opportunities for growth in fiscal 2020 and beyond.”

Business Outlook
For the second quarter of fiscal year 2020, the Company expects to report revenue in the range of $117 million to $122 million, and earnings in the range of $0.13 to $0.18 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on October 29, 2019. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-367-2403 or +1-334-777-6978 (Access Code: 7136826). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 7136826).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China, and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly and yearly revenue and earnings during periods of fiscal year 2020, effects of recent tax reform, tariff measures, and trade tensions, business from new customers and new programs, improvement in supply chain deliveries, impairment charges of goodwill and intangibles, and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers; the availability of parts from the supply chain; the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; development and success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 28, 2019	September 29, 2018
Net sales	$105,285	$127,472
Cost of sales	96,012	117,939
Gross profit	9,273	9,533
Research, development and engineering expenses	1,660	1,700
Selling, general and administrative expenses	5,074	5,288
Impairment of goodwill and intangibles	—	—
Total operating expenses	6,734	6,988
Operating income	2,539	2,545
Interest expense, net	710	677
Income before income taxes	1,829	1,868
Income tax provision	277	275
Net income	$1,552	$1,593
Net income per share — Basic	$0.14	$0.15
Weighted average shares outstanding — Basic	10,760	10,760
Net income per share — Diluted	$0.14	$0.15
Weighted average shares outstanding — Diluted	10,805	10,979

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 28, 2019	June 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$504	$601
Trade receivables, net of allowance for doubtful accounts of $58 and $58	66,781	58,429
Contract assets	21,762	22,161
Inventories, net	117,737	100,431
Other	17,735	16,477
Total current assets	224,519	198,099
Property, plant and equipment, net	29,984	29,413
Operating lease right-of-use assets, net	16,056	—
Other assets:
Deferred income tax asset	8,476	7,840
Other intangible assets, net	—	657
Other	2,092	2,301
Total other assets	10,568	10,798
Total assets	$281,127	$238,310
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,214	$73,571
Accrued compensation and vacation	7,359	6,759
Current portion of debt, net	7,508	5,841
Other	12,746	7,233
Total current liabilities	114,827	93,404
Long-term liabilities:
Term loans	8,964	7,091
Revolving loan	31,313	23,356
Operating lease liabilities	10,885	—
Total long-term liabilities	51,162	30,447
Total liabilities	165,989	123,851
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,754	46,680
Retained earnings	66,905	65,353
Accumulated other comprehensive gain	1,479	2,426
Total shareholders’ equity	115,138	114,459
Total liabilities and shareholders’ equity	$281,127	$238,310

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